CLEARING AGREEMENT

This agreement, made as of the 29th day of August, 2005 (the "Agreement") between Merrill Lynch, Pierce, Fenner & Smith Incorporated (hereinafter referred to as the "Clearing Firm") and INTL Trading, Inc. (hereinafter referred to as the "Introducing Firm"),

WITNESSETH THAT:

WHEREAS, the Introducing Firm is desirous of availing itself of clearing, execution and other services related to the securities business as more fully set forth herein; and

WHEREAS, the Clearing Firm desires to extend the foregoing types of services to the Introducing Firm.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

Certain Regulatory Requirements

Laws and Regulations. The term "Laws and Regulations," as referred to in this Agreement, includes the following: the federal and state securities laws, including the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and to the Employee Retirement Income Security Act of 1974 ("ERISA"), and any other applicable federal, state, local or non-U.S. law, including all anti-money laundering laws and regulations and to any rule or regulation under the foregoing, including the rules of the Securities and Exchange Commission (the "SEC"), of any state securities authority, of any "self-regulatory organization" ("SRO") (as defined in Section 3 of the Exchange Act), including the New York Stock Exchange, Inc. (the "NYSE") and the National Association of Securities Dealers, Inc., (the "NASD") (each of the foregoing entities, a "Financial Regulatory Authority") or of any other regulatory body or agency having authority over a party hereto, a customer, a transaction or an account (collectively, the "Laws and Regulations"). For purposes of this Agreement, if you are not a member of the NYSE, you agree that in each case where there is a reference in this Agreement to a rule of the NYSE (the "NYSE Rules") you will comply with the comparable rules of the NASD.

I. Services

A. Services to be Performed by the Clearing Firm.

1. The Clearing Firm or one of its affiliates will execute orders for the Introducing Firm and its customers whose cash or margin accounts have been accepted by Clearing Firm ("Introduced Accounts"), but only insofar as such orders are transmitted by the Introducing Firm to the Clearing Firm.

2. The Clearing Firm will generate and prepare confirmations respecting each of the Introduced Accounts. The Clearing Firm will also mail or otherwise deliver confirmations unless this box is checked Ž ; in the event such box is checked, the confirmations will be electronically routed to the Introducing Firm for printing and delivery.

3. The Clearing Firm will prepare and mail the summary monthly statements (or quarterly statements if no activity in any Introduced Account occurs during any quarter covered by such statement) to every Introduced Account.

4. The Clearing Firm will settle contracts and transactions in securities (including options to buy or sell securities) (i) between the Introducing Firm and other brokers and dealers, (ii) between the Introducing Firm and the Introduced Accounts, and (iii) between the Introducing Firm and persons other than the Introduced Accounts or other brokers and dealers.

5. The Clearing Firm will engage in all cashiering functions for the Introduced Accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receiving and distributing payment therefor, holding in custody and safekeeping all securities and payments so received, the handling of margin accounts, the receipt and distribution of dividends and other distributions, and the processing of exchange offers, rights offerings, warrants, tender offers and redemptions. In this regard, the Clearing Firm will not accept cash and certain types of cash equivalents, such as money orders, traveler's checks, or cashier's checks (whether or not in bearer form) or similar instruments in bearer form. The Clearing Firm reserves the right to reject any transaction that violates these prohibitions or limitations, even if already processed by the Introducing Firm.

6. The Clearing Firm will construct and maintain prescribed books and records of all transactions executed or cleared through it and not specifically charged to the Introducing Firm pursuant to the terms of this Agreement, including a daily record of required margin and other information required by Rule 432(a) of the rules of the Board of Directors of the NYSE, or by the constitution, articles of incorporation, by-laws (or comparable instruments) or rules, regulations or other instruments corresponding to the foregoing, and the stated policies or practices of any other securities exchange (the "Standards"), including but not otherwise limited to any national securities exchange registered under the Exchange Act ("National Securities Exchange").

B. Services Which Shall Not be Performed by the Clearing Firm. Unless otherwise agreed to in a writing executed by the parties hereto, the Clearing Firm shall not engage in any of the following services on behalf of the Introducing Firm:

1. Accounting, bookkeeping or recordkeeping, cashiering, or any other services with respect to commodity transactions, and/or any transaction other than securities transactions. ("Securities" is defined in Section 2(a)(1) of the Securities Act of 1934 [as amended].)

2. Preparation of the Introducing Firm's payroll records, financial statements or any analysis or review thereof or any recommendations relating thereto.

3. Preparation or issuance of checks in payment of the Introducing Firm's expenses, other than expenses incurred by the Clearing Firm on behalf of the Introducing Firm pursuant to this Agreement.

4. Payment of commissions, salaries or other remuneration to the Introducing Firm's salesmen or any other employees of the Introducing Firm.

5. Preparation and filing of reports (the "Reports") with the SEC, any state securities commission, any National Securities Exchange, or other securities exchange or securities association or any other regulatory or self-regulatory body or agency with which the Introducing Firm is associated and/or by which it is regulated. Notwithstanding the foregoing, the Clearing Firm will, at the request of the Introducing Firm, furnish the Introducing Firm with any necessary information and data contained in books and records kept by the Clearing Firm and not otherwise reasonably available to the Introducing Firm if such information is required in connection with the preparation and filing of Reports by the Introducing Firm.

6. Making and maintaining reports and records required to be kept by the Introducing Firm by the Currency and Foreign Transactions Reporting Act of 1970 and the regulations promulgated pursuant thereto, or any similar law or regulations enacted or adopted hereafter.

7. Verification of the address changes of any Introduced Account.

8. Obtaining and verifying new account information, and ensuring that such information meets the requirements of Rule 405(1) of the Rules and any other Rules or applicable Standards including, but not limited to, any verification or identification requirements in the Bank Secrecy Act, as amended by the USA PATRIOT Act and the requirements of SEC Rule 17a-3(a)(17)(i) relating to customer records.

9. Maintaining a record of all personal and financial information concerning any Introduced Account and all orders received therefrom, and maintaining all documents and agreements executed by any Introduced Account.

10. Holding for safekeeping of the securities of any Introduced Account registered in the name of the Introduced Account.

11. Accepting deposits from the Introducing Firm in the form of coin or currency of the United States or any other country.

12. Any matters associated with the receipt and transfer of control and restricted securities by the Introducing Firm's clients. If a client of the Introducing Firm delivers control or restricted securities in satisfaction of a sale, the Introducing Firm shall be responsible for taking all steps necessary to assure that the securities are presented in fully negotiable form, and in compliance with all applicable Laws and Regulations (including registration of such shares or the requirements to secure an applicable exemption from registration) upon receipt by the Clearing Firm.

II. Clearing Charges

See Schedule A attached hereto and incorporated herein by reference.

In no event shall the fees charged in this Article II for the above services be in contravention of the Laws and Regulations set forth in Article I of this Agreement. In the event that such fees are deemed by the Clearing Firm to be in contravention of the Laws and Regulations, they shall be replaced with fees mutually agreed upon by the Clearing Firm and the Introducing Firm.

III. Interest

Interest income earned through charges on debit balances in any Introduced Account shall be proprietary to and fully retained by the Clearing Firm. No interest shall be paid or credit given for any credit balances which from time to time may be left on deposit with the Clearing Firm, unless otherwise mutually agreed upon by the Clearing Firm and the Introducing Firm, as set forth in Schedule A hereto.

IV. Notations on Statements, Confirmations and Other Written Material

The Clearing Firm shall carry all Introduced Accounts in the name of the Introducing Firm's customer, with a notation on its books and records that such Introduced Accounts were introduced by the Introducing Firm, and all monthly or quarterly statements, confirmations and notices of funds or securities due relating to such Introduced Accounts shall also indicate that the Introduced Accounts were introduced by the Introducing Firm, that the role of the Clearing Firm is to perform only the clearing functions and related services expressly set forth herein, and that the Introducing Firm will continue as broker for the Introduced Accounts. Inadvertent omission of such notations shall not be deemed to constitute a breach of this Agreement. Copies of the forms covering all of the foregoing shall be furnished by the Clearing Firm to the Introducing Firm.

If the Introducing Firm does not assume any cashiering function with respect to any Introduced Accounts, the account statements of the Clearing Firm sent to Introduced Accounts will contain a provision substantially in the following form:

The funds and securities specified in this account statement are under the possession or control of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Clearing Firm"), and not with the securities firm that introduced this account to the Clearing Firm. If you have any questions regarding your account, please contact Customer Services at the Clearing Firm, at 201-557-0700, if your Introducing Firm is unable to assist you.

V. Opening of Accounts

A. At the time of the opening of each Introduced Account, the Introducing Firm shall furnish the Clearing Firm with all financial and personal information concerning such Introduced Accounts as the Clearing Firm may reasonably require. At the time of the opening of Introduced Accounts that are margin accounts, the Introducing Firm shall furnish the Clearing Firm with executed customers' agreements, hypothecation agreements and consents to loans of securities (collectively, the "margin agreement"). The Clearing Firm shall supply the Introducing Firm with "new account" and margin agreement forms regarding margin accounts in sufficient quantities, such forms to be submitted to the Clearing Firm upon their completion by the Introducing Firm. If any Introduced Account may have been opened without the Clearing Firm having previously received the foregoing information or, in the case of a margin account, without the Clearing Firm having previously received properly executed margin agreements, failure of the Clearing Firm to receive such information or margin agreements shall not be deemed to be a waiver of the information requirements set forth herein. Upon the written or oral request of the Clearing Firm, the Introducing Firm shall furnish the Clearing Firm with any other documents and agreements executed by the Introduced Account on forms which shall be supplied by the Clearing Firm in sufficient quantities and which may reasonably be required by the Clearing Firm in connection with the opening, operating or maintaining of Introduced Accounts. The Clearing Firm may, at its election, mail margin agreement or "new account" forms directly to the Introduced Accounts upon notification by the Introducing Firm, and/or require completion of its own margin agreement or "new account" forms and, if required, option account agreements for the Introduced Accounts. The Introducing Firm shall promptly provide the Clearing Firm with basic data and copies of documents relating to each of the Introduced Accounts, including, but not otherwise limited to, copies of records of any receipts of the Introduced Accounts' funds and/or securities received directly by the Introducing Firm, as shall be necessary for the Clearing Firm to discharge its service obligations hereunder.

B. At the time of the opening of any agency Introduced Account, the Introducing Firm shall furnish the Clearing Firm with the name of any principal for whom the Introducing Firm is acting as agent, and written evidence of such authority.

C. Within 10 days after the signing of the Agreement, the Introducing Firm will provide notice to the Clearing Firm of the designation of an anti-money laundering compliance officer as discussed more fully in paragraph 9(i)(d) of Article XII(A) below, and where required, to the appropriate regulatory authority.

D. At or prior to the time of the opening of each Introduced Account, the Introducing Firm will obtain sufficient information from its customer to satisfy itself that the customer is the individual or entity it says it is, that its funds are legitimate, and that the Introduced Account is not established or maintained for a foreign "shell bank," as defined by the Bank Secrecy Act, as amended by the USA PATRIOT Act, and that, if it is a foreign bank, it has taken reasonable steps to ensure that the Introduced Account is not used to indirectly service foreign shell banks.

E. At the time of the opening of any Introduced Account, the Introducing Firm will obtain a copy of the passport of any foreign individual opening the Introduced Account.

F. At the time of the opening of any Introduced Account, the Introducing Firm will obtain sufficient information from its customer to satisfy itself opening the account would not violate the provisions of any Laws and Regulations.

G. The Introducing Firm shall have the sole and exclusive responsibility for compliance with Rule 405(3) of the Rules and shall specifically approve the opening of any new account before forwarding such account to the Clearing Firm as a potential Introduced Account. The Clearing Firm, in its reasonable business judgment, reserves the right to reject any account which the Introducing Firm may tender to the Clearing Firm as a potential Introduced Account, even if the account has already been processed by the Introducing Firm. The Clearing Firm, in its reasonable business judgment, reserves the right to terminate any account previously accepted by it as an Introduced Account.

H. Pursuant to written notification received by the Introducing Firm and forwarded to the Clearing Firm, any account of the Introducing Firm may choose to reject the services to be performed by the Clearing Firm pursuant to this Agreement and thus choose not to be serviced as an Introduced Account pursuant hereto. Upon notice from another member organization that an Introduced Account intends to transfer his account thereto, the Clearing Firm shall expedite such transfer and shall have the sole and exclusive responsibility for compliance with NYSE Rule 412.

I. It shall be the sole and exclusive responsibility of the Introducing Firm to make every reasonable effort to ascertain the essential facts relative to:

1. Any Introduced Account and any order therefor, in compliance with Rule 405(1) of the Rules, including but not otherwise limited to ascertaining the authority of all orders for Introduced Accounts, and the genuineness of all certificates, papers and signatures provided by each Introduced Account, and

2. Any customer identification and verification requirements for determining the Introduced Account's identity as required by the Laws and Regulations, including the USA PATRIOT Act and its implementing regulations and all similar Laws and Regulations, including all rules and regulations relating to your anti-money laundering and OFAC reporting obligations in paragraph 9 of Article XII(A), as set forth below.

J. The Introducing Firm shall have the sole and exclusive responsibility for the handling and supervisory review of any Introduced Account for an employee or officer of any member organization, self-regulatory organization, bank, trust company, insurance company or other organization engaged in the securities business, and for compliance with NYSE Rule 407. The Introducing Firm shall furnish the Clearing Firm with such documentation with respect thereto as may be requested by the Clearing Firm.

K. The Introducing Firm shall have the sole and exclusive responsibility to ensure that those of its customers who become Introduced Accounts hereunder shall not be minors or subject to those prohibitions existing under the Laws and Regulations generally relating to the incapacity of any Introduced Account or any conflict of interest relating to such Introduced Account.

L. The Introducing Firm shall be solely and exclusively responsible for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) sustained or incurred by either the Introducing Firm or the Clearing Firm, arising out of or resulting from any orders the Introducing Firm has taken from Introduced Accounts residing or being domiciled in jurisdictions in which the Introducing Firm has not been or is no longer authorized to do business.

M. It shall be the sole and exclusive responsibility of the Introducing Firm to comply with any and all prospectus delivery requirements in connection with Introduced Accounts which are option accounts.

N. For purposes of the Securities Investor Protection Act and the financial responsibility rules promulgated by the SEC, the Introduced Accounts shall be deemed customers of the Clearing Firm. For all other purposes, the responsibilities of the Clearing Firm and the Introducing Firm with respect to the Introduced Accounts shall be as specified herein, including with respect to the Introducing Firm's supervisory responsibility specified herein.

VI. Transactions and Margin

A. The Introducing Firm does not, and will not, provide margin credit to Introduced Accounts relating to the purchase or sale of securities or the holding of such instruments in customers' accounts. The Introducing Firm will not require the Clearing Firm to extend margin credit; the extension of margin credit shall be exclusively at the discretion of the Clearing Firm.

B. On all transactions, the Introducing Firm shall be solely and exclusively responsible to the Clearing Firm for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, incurred or sustained by the Introducing Firm or the Clearing Firm as a result of the failure of any Introduced Account to make timely payment for the securities purchased by it or timely and good delivery of securities sold for it. The Introducing Firm furthermore agrees to be solely and exclusively responsible for the payment and delivery of all "when issued" or "when distributed" transactions which the Clearing Firm may accept, forward or execute for Introduced Accounts.

C. On all over-the-counter transactions for Introduced Accounts, the Introducing Firm shall furnish the Clearing Firm with the names of the respective purchasing and selling broker-dealers (except as otherwise provided in Paragraph D of this Article VI, as set forth below), the names of the purchasing and selling customers, and the wholesale and retail purchase and sale prices.

D. Should the Introducing Firm give an order in an over-the-counter security to the Clearing Firm or one of its affiliates and the counterparty is left to the Clearing Firm's (or affiliate's) discretion, the Clearing Firm (or the affiliate) will assume the responsibility of paying the Introducing Firm that which the counterparty has failed to pay pursuant to the over-the-counter transaction ("del credere risk"). In case the Introducing Firm executes its own over-the-counter order or designates the counterparty, it shall be understood that in the event the over-the-counter dealer with whom the Introducing Firm dealt or whom it designated fails to live up to its part of the transaction, the Introducing Firm will assume the del credere risk and reimburse the Clearing Firm (or the affiliate) for any loss sustained thereby. Securities execution relationships with affiliates of the Clearing Firm shall be arranged by the Introducing Firm outside this Agreement.

E. The Introducing Firm shall be solely and exclusively responsible for approving all orders for the Introduced Accounts and for establishing procedures to ensure that such approved orders are transmitted properly to the Clearing Firm for execution. The Clearing Firm, in its reasonable business judgment, reserves the right to reject any order which the Introducing Firm may transmit to the Clearing Firm for execution.

F. The Introducing Firm shall be solely and exclusively responsible for the supervisory review of all orders for the Introduced Accounts and shall ensure that any orders and instructions given by it or any of its employees to the Clearing Firm pursuant to the terms of this Agreement shall have been properly authorized in advance.

G. The Introducing Firm shall be solely and exclusively responsible for sales and purchases for the Introduced Accounts that may create or result in a violation of any of the Laws and Regulations.

H. All transactions pursuant to the terms of this Agreement shall be subject to the constitution, rules, by-laws, regulations, stated policies, practices, and customs and any modifications thereof of any National Securities Exchange or other securities exchange or market and its clearing house, if any, where executed, and the Laws and Regulations. It is understood that the Introducing Firm assumes sole and exclusive responsibility for compliance with the Laws and Regulations in the same manner and to the same degree as if the Introducing Firm were performing the services for the Introduced Accounts that have been assumed by the Clearing Firm pursuant to this Agreement, except insofar as the Clearing Firm may, pursuant to paragraph D of this Article VI, as set forth above, select the counterparty to a particular transaction.

I. All transactions heretofore between the Introducing Firm and the Clearing Firm with respect to orders given by or for the Introduced Accounts and cleared through the Clearing Firm shall be subject to the provisions of this Agreement.

J. The Clearing Firm (and not the Introducing Firm) shall have the right to rehypothecate any securities owned by the Introducing Firm's clients if such securities are not fully paid for.

VII. Supervisory Responsibility

A. The Introducing Firm shall have the sole and exclusive responsibility for the review of all Introduced Accounts and for compliance with any supervisory responsibility under NYSE Rule 405(2).

B. The Introducing Firm and the Clearing Firm shall each be responsible for compliance with any supervisory procedures under NYSE Rule 342 and, to the extent applicable, any other provisions of the Laws and Regulations, including but not otherwise limited to supervising the activities and training of their respective sales and customer service employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

VIII. Information to be Provided by the Introducing Firm

A. The Introducing Firm shall provide the Clearing Firm with copies of all financial information and reports filed by the Introducing Firm with the NYSE (if a member), the NASD, the SEC, and any other National Securities Exchange (where a member) (including but not otherwise limited to monthly and quarterly Financial and Operational Combined Uniform Single Reports, i.e., "FOCUS" Reports) simultaneous with the filing therewith.

B. The Introducing Firm shall submit to the Clearing Firm on a monthly basis or, if so requested by the Clearing Firm, at more frequent intervals, information and reports relating to the Introducing Firm's financial integrity, including but not otherwise limited to information regarding the Introducing Firm's aggregate indebtedness ratio and net capital.

C. The Introducing Firm shall provide the Clearing Firm with all appropriate data in its possession pertinent to the proper performance and supervision of any function or responsibility specifically allocated to the Clearing Firm pursuant to the terms of this Agreement.

D. The Introducing Firm shall provide the Clearing Firm with any amendment or supplement to the Form BD of the Introducing Firm.

E. The Introducing Firm shall promptly provide the Clearing Firm with reasonably detailed information related to all actions, suits, investigations, inquiries, or other proceedings (formal or informal) pending, or known to be contemplated, against or affecting it before any court, arbitrator or other governmental authority that might have a material impact on the financial condition or business prospects of the Introducing Firm. The Introducing Firm shall provide the Clearing Firm with this information in writing and within ten (10) business days of the initiation of such event.

F. The Introducing Firm, at the request of the Clearing Firm, agrees to file a certificate pursuant to Section 314 of the USA PATRIOT Act and the Interim Rule related thereto to permit the voluntary sharing of information between it and the Clearing Firm.

G. The Introducing Firm is not a foreign bank.

H. The Introducing Firm represents and warrants that all of the above mentioned and any of the information provided to the Clearing Firm in connection with this Agreement, as well as all other information provided in response to a request by the Clearing Firm, is and will be accurate and complete.

IX. Information to be Provided by the Clearing Firm

The Clearing Firm shall provide the Introducing Firm with all appropriate data in its possession pertinent to the proper performance and supervision of any function specifically allocated to the Introducing Firm pursuant to the terms of this Agreement. The Introducing Firm shall be responsible for and shall promptly reimburse the Clearing Firm for all costs incurred by the Clearing Firm in connection with the preparation and mailing of such information not normally provided to introducing firms in the ordinary course of business.

X. Customer Notification and Correspondence

A. The Introducing Firm shall be solely and exclusively responsible for informing its customers in a written correspondence, the form and substance of which will be mutually agreed upon, prior to the effective date of this Agreement, as to the general nature of the services to be provided by the Clearing Firm pursuant to this Agreement and the right of such customers to reject the services provided herein. Any new customers of the Introducing Firm shall also be informed as provided herein, prior to such customers becoming Introduced Accounts. The Introducing Firm shall be solely and exclusively responsible for the payment of all costs incurred in connection with the preparation and mailing of such customer correspondence.

B. The Introducing Firm shall inform its customers pursuant to such written correspondence that all inquiries and correspondence should be directed to the Introducing Firm. All customer correspondence shall be reviewed and responded to by the party responsible for the specific area to which the inquiry or complaint relates pursuant to the terms of this Agreement. In the event such correspondence is not directed to such party originally, the Introducing Firm or Clearing Firm shall expeditiously forward such correspondence to the appropriate party.

XI. Errors, Controversies and Indemnities

A. Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, between the Introduced Accounts and the Introducing Firm or any of its employees, which shall arise out of acts or omissions of the Introducing Firm or any of its employees (including, without limiting the foregoing, the failure of the Introducing Firm to deliver promptly to the Clearing Firm any instructions received by the Introducing Firm from an Introduced Account with respect to the voting, tender or exchange of shares held in such Introduced Account), shall be the sole and exclusive responsibility and liability of the Introducing Firm. In the event, however, that by reason of such error, misunderstanding or controversy, the Introducing Firm in its discretion deems it advisable to commence an action or proceeding against an Introduced Account, the Introducing Firm shall indemnify and hold the Clearing Firm harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, which the Clearing Firm may incur or sustain in connection therewith or under any settlement thereof. If such error, misunderstanding or controversy shall result in the bringing of an action or proceeding against the Clearing Firm, the Introducing Firm shall indemnify and hold the Clearing Firm harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, which the Clearing Firm may incur or sustain in connection therewith or under any settlement thereof.

B. Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, between the Introduced Accounts and the Introducing Firm or any of its employees, which shall arise out of acts or omissions of the Clearing Firm or any of its employees, shall be the sole and exclusive responsibility and liability of the Clearing Firm. In the event, however, that by reason of such error, misunderstanding or controversy, the Clearing Firm in its discretion deems it advisable to commence an action or proceeding against an Introduced Account, the Clearing Firm shall indemnify and hold the Introducing Firm harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, which the Introducing Firm may incur or sustain in connection therewith or under any settlement thereof. If such error, misunderstanding or controversy shall result in the bringing of an action or proceeding against the Introducing Firm, the Clearing Firm shall indemnify and hold the Introducing Firm harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, which the Introducing Firm may incur or sustain in connection therewith or under any settlement thereof.

C. The Clearing Firm and the Introducing Firm both agree to indemnify the other and hold the other harmless from and against any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, arising out of or resulting from any failure by the indemnifying party or any of its employees to carry out fully the duties and responsibilities assigned to the indemnifying party herein (including, without limitation, the indemnification obligations contained in this Agreement) or any breach of any representation or warranty herein by the indemnifying party under this Agreement.

D. The indemnification provisions in this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

E. The Introducing Firm agrees to maintain, and to provide evidence thereof to the Clearing Firm, at least $500,000 blanket brokers indemnity bond insurance covering any and all acts of its employees, agents and partners, with an insurance company reasonably acceptable to the Clearing Firm, listing the Clearing Firm as one of the loss payees and permitting the Clearing Firm to assume the policy in the event of the Introducing Firm ceasing operations; such indemnity bond shall have a deductible of not more than $10,000.

XII. Representations, Warranties and Covenants

A. The Introducing Firm represents, warrants and covenants as follows:

1. The Introducing Firm will (a) maintain at all times a net capital computed in accordance with Rule 15c3-1 of at least $250,000 and (b) immediately notify the Clearing Firm when (i) its net capital is less than the applicable amount set forth in (a) above, (ii) its Aggregate Indebtedness Ratio reaches or exceeds 10 to 1 or (iii) if the Introducing Firm has elected to operate under Rule l5c3-1(a)(1)(ii) of the Exchange Act, when its net capital is less than 5% of aggregate debit items computed in accordance with Rule l5c3-3.

2. The Introducing Firm is a member in good standing of the NASD. The Introducing Firm will promptly notify the Clearing Firm of any additional exchange memberships or affiliations. The Introducing Firm shall also comply with whatever non-member access rules have been promulgated by any National Securities Exchange or any other securities exchange of which it is not a member.

3. The Introducing Firm is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable Laws and Regulations.

4. The Introducing Firm has all the requisite authority in conformity with all applicable Laws and Regulations to enter into this Agreement and to retain the services of the Clearing Firm in accordance with the terms hereof.

5. The Introducing Firm is in compliance, and during the term of this Agreement will remain in compliance with (i) the capital and financial reporting requirements of every National Securities Exchange or other securities exchange and/or securities association of which the Introducing Firm is a member, (ii) the capital requirements of the SEC, and (iii) the capital requirements of every state in which the Introducing Firm is licensed as a broker/dealer.

6. The Introducing Firm shall not generate and/or prepare any statements, billings or confirmations respecting any Introduced Account unless expressly so instructed in writing by the Clearing Firm.

7. The Introducing Firm shall keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of the Clearing Firm (including the terms of this Agreement), which requirement shall survive the life of this Agreement. Notwithstanding the preceding sentence, if any party requests, subpoenas or otherwise seeks to obtain confidential information concerning the Clearing Firm that is in the possession of the Introducing Firm, the Introducing Firm will, to the extent permitted by applicable law or regulation: (i) give the Clearing Firm prompt notice thereof; and, (ii) tender any available defenses against providing such information to the Clearing Firm. That notwithstanding, the Clearing Firm understands that the Introducing Firm will comply with all applicable law or regulation in connection with said request or subpoena.

8. The Introducing Firm will not become a party to a merger or consolidation, or engage in a sale of all or a substantial part of its assets without the prior written consent of the Clearing Firm. The Introducing Firm will not change the character of its business from the business represented by the Introducing Firm to the Clearing Firm to induce it to enter into this Agreement.

9. The Introducing Firm will observe the requirements of the Laws and Regulations promulgated by the United States government or any state or municipal government thereof applicable to it, if any, and expressly recognizes its responsibility to and agrees to comply with, among others, any applicable anti-money laundering legal and regulatory rules and reporting and recordkeeping requirements including, as appropriate, and to the extent applicable, any Federal, state and international criminal and civil prohibitions against money laundering, including the following:

(i) The Bank Secrecy Act, including any amendments thereto under the USA PATRIOT Act, which now requires, or which may in the future require, among other things:

(a) reports of any transaction in currency or monetary instruments on a Currency Transaction Report, Form 4789 ("CTR") (or a successor form);

(b) reports of any transportation of more than $10,000 in currency or monetary instruments into or outside of the United States, on a Report of International Transportation of Currency or Monetary Instruments, Form 4790 ("CMIR") (or a successor form);

(c) reports of any suspicious activity, on a Suspicious Activity Report ("SAR-BD") (or a successor report);

(d) the establishment of an anti-money laundering program, consisting of, at a minimum, the development of internal policies, procedures and controls including a system for monitoring and identifying suspicious activity, the designation of a compliance officer and notification of such designation as requested to the appropriate self-regulatory organization, an ongoing employee training program, and an independent audit function to test such programs;

(e) recordkeeping, including, but not limited to, collection and maintenance of records regarding funds transfers of $3,000 or more and the transmission of certain information with such funds transfers;

(f) due diligence and enhanced due diligence policies, procedures and controls for private banking customers, including ascertaining the identity of the nominal and beneficial owners of the account and the source of funds deposited into the account, and conducting enhanced scrutiny of any private banking account requested or maintained by or on behalf of a senior political figure, any member of the figure's immediate family, or any close associate of the figure;

(g) procedures with respect to correspondent accounts as defined by the USA PATRIOT Act and its implementing regulations, including:

(1) due diligence and enhanced due diligence policies, procedures and controls for correspondent accounts;

(2) a prohibition on opening, maintaining, administering or managing such accounts for, or on behalf of, a foreign shell bank;

(3) obtaining certification or other evidence of ownership of any foreign bank for whom a correspondent account is maintained and the name and address of a person that resides in the United States and is authorized to accept service of legal process for records regarding such correspondent account, and forwarding to the Clearing Firm a copy of the completed certification form or other evidence of ownership;

(4) prompt notification to the Clearing Firm upon receipt of written notice requiring you to terminate a correspondent relationship with a foreign bank where the foreign bank has failed to comply with a summons or subpoena or failed to initiate proceedings in a United States court contesting same; and

(5) procedures designed to comply with the Customer Identification Program ("CIP") set forth in Exhibit 1 hereto; and

(h) special measures imposed by the Secretary of the Treasury by order, rule, regulation or as otherwise required, including additional due diligence for certain customers, accounts or transactions within or involving jurisdictions identified as a primary money laundering concern, additional recordkeeping and reporting of certain financial transactions and the obtaining and retaining of information relating to the beneficial ownership of certain types of accounts;

(i) any future regulations which may be imposed on the Introducing Firm involving the obligation to know its customers and their source of funds, to monitor for and identify suspicious activity, or to undertake additional due diligence efforts pursuant to any rule, regulation, order or otherwise as may be required by law.

(ii) Rules of the SEC and the self-regulatory organizations relating to currency reporting, suspicious activity reporting and related recordkeeping requirements.

(iii) Applicable state reporting and recordkeeping requirements with regard to certain currency transactions, transportation of currency or monetary instruments, or reports of suspicious activity.

(iv) The Federal statutes, regulations and Executive Orders administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") which prohibit, among other things, the engagement in transactions with and the provision of services to certain sanctioned or embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, significant foreign narcotics traffickers and other blocked individuals or entities (as listed on the OFAC website http://www.ustreas.gov/ofac. and its successors).

The Introducing Firm shall utilize the services of the Clearing Firm as its exclusive provider of securities clearing and settlement services within the United States.

B. The Clearing Firm represents, warrants and covenants as follows:

1. The Clearing Firm is a member in good standing of the NASD.

2. The Clearing Firm is and during the term of this Agreement will remain duly licensed and in good standing as a broker/dealer under all applicable Laws and Regulations.

3. The Clearing Firm has all the requisite authority, in conformity with all applicable Laws and Regulations, to enter into and perform this Agreement.

4. The Clearing Firm is in compliance, and during the term of this Agreement will remain in compliance with (i) the capital and financial reporting requirements of every National Securities Exchange and/or other securities exchange or association of which it is a member, (ii) the capital requirements of the SEC, and (iii) the capital requirements of every state in which it is licensed as a broker/dealer.

5. The Clearing Firm represents and warrants that the names and addresses of the Introducing Firm's customers which have or which may come to its attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by the Clearing Firm except in connection with the functions performed by the Clearing Firm pursuant to this Agreement. Notwithstanding the foregoing, should an Introduced Account request, on an unsolicited basis, that the Clearing Firm or an organization affiliated with the Clearing Firm become its broker, acceptance of such Introduced Account by the Clearing Firm or such affiliated organization shall in no way violate this representation and warranty, nor result in a breach of this Agreement.

The Clearing Firm shall keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of the Introducing Firm, which requirement shall survive the life of this Agreement. Notwithstanding the preceding sentence, if any party requests, subpoenas or otherwise seeks to obtain confidential information concerning the Introducing Firm that is in the possession of the Clearing Firm, the Clearing Firm will, to the extent permitted by applicable law or regulation: (i) give the Introducing Firm prompt notice thereof; and, (ii) tender any available defenses against providing such information to the Introducing Firm. That notwithstanding, the Introducing Firm understands that the Clearing Firm will comply with all applicable law or regulation in connection with said request or subpoena.

XIII. PAIB Requirements

The Clearing Firm and the Introducing Firm agree to comply with the SEC No-Action Letter, dated November 3, 1998 ("No-Action Letter") relating to the capital treatment of assets in the proprietary account of an introducing broker ("PAIB") and to permit the Introducing Firm to use PAIB assets in its net capital computations.

    The Introducing Firm shall identify to Clearing Firm in writing all accounts that are, or from time to time may be, its proprietary accounts. The Clearing Firm shall perform a computation for the Introducing Firm's PAIB assets ("PAIB Reserve Computation") in accordance with the customer reserve computation set forth in Rule 15c3-3 ("customer reserve formula") with the following modifications:

1. Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB reserve computation;

2. Note E(3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and

3. Neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation.

B. The PAIB reserve computation shall include all proprietary accounts belonging to the Introducing Firm. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3.

C. The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

D. The Clearing Firm shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

E. If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation. Any deposit associated with a requirement based on a PAIB computation is maintained in accordance with the Rule 15c3-1(c)(2)(iv)(E) and this Agreement. In the event that this Agreement is terminated, and upon satisfaction of all obligations of the Introducing Firm to the Clearing Firm, all deposits made by the Introducing Firm into one of the Introducing Firm's proprietary accounts for the purpose of satisfying its obligation under Rule 15c3-1 will be returned to the Introducing Firm within 30 days of said termination or satisfaction of all said obligations whichever occurs later. Any deposit associated with a requirement based on PAIB computation represents neither an ownership interest on behalf of the Clearing Firm in the Introducing Firm nor an ownership interest on behalf of the Introducing Firm in the Clearing Firm.

F. The Introducing Firm's commissions receivable and other receivables from the Clearing Firm (excluding clearing deposits) that are otherwise allowable assets under the net capital rule shall be excluded from the PAIB reserve computation if the amounts have been clearly identified as receivables on the Introducing Firm's books and records of and as payables on the books of the Clearing Firm.

G. The Introducing Firm represents that it is not a guaranteed subsidiary of a clearing broker and that it is not a guarantor of a clearing broker. The Introducing Firm also represents that it will immediately notify the Clearing Firm in the event that either of the foregoing representations becomes inaccurate.

H. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, the Clearing Firm shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, the Clearing Firm shall provide written notification to the Introducing Firm within 5 business days of the date of discovery that PAIB assets held by the Clearing Firm shall not be deemed allowable assets for net capital purposes. The notification shall also state that if the Introducing Firm wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which the Introducing Firm must transfer its PAIB assets to another clearing broker, the Introducing Firm may choose to keep its assets at the Clearing Firm.

I. The parties shall adhere to the terms of the No-Action Letter, including the Interpretations set forth therein, in all respects.

XIV. Customer Complaints, Exception Reports and Check Writing Authority

A. Customer Complaints. The Introducing Firm authorizes the Clearing Firm, and the Clearing Firm agrees to (i) furnish promptly any written customer complaint received by the Clearing Firm regarding any of its customers or its associated persons relating to functions and responsibilities allocated to the Introducing Firm pursuant to this Agreement, directly to the Introducing Firm and its designated examining authority; and (ii) notify its customer in writing that the Clearing Firm has received the complaint, and that the complaint has been furnished to the Introducing Firm and to its designated examining authority.

B. Exception Reports. The Clearing Firm agrees to furnish a list of all reports that it offers to the Introducing Firm to assist the Introducing Firm to supervise and monitor its accounts in order for the Introducing Firm to carry out its functions and responsibilities pursuant to this Agreement. The Clearing Firm agrees to notify the Introducing Firm promptly, in writing, of those specific reports offered by the Clearing Firm that the Introducing Firm requires to supervise and monitor its customer accounts. The Clearing Firm may provide data or data software to the Introducing Firm that enables it to prepare its own reports provided the Clearing Firm can recreate the report or furnish the data and the data software used to prepare the report upon the request of the designated examining authority. The Clearing Firm must comply with the notification requirement by informing the Introducing Firm of the data and data software that is available. The Clearing Firm agrees to retain and preserve as part of its records copies of the specific reports requested by and/or supplied to the Introducing Firm or alternatively, where reports are supplied through data and data software, retain and preserve such items from which the reports are prepared. The Clearing Firm agrees to provide a written notice to the Introducing Firm's chief executive and compliance officers within 30 days of July 1 of each year indicating the list of reports offered to the Introducing Firm and specify the reports that were actually requested by and/or supplied to the Introducing Firm. A copy of the notice will be sent to the Introducing Firm's designated examining authority.

Attached to this Agreement, as Schedule B, is a list of reports currently available to the Introducing Firm; each year that report list shall be updated to reflect currently offered reports. The Introducing Firm acknowledges receipt of all such reports, unless it notifies Clearing Firm within 2 days of its lack of receipt of any such report. Such reports may be delivered by the Clearing Firm either by mail or by electronic means, in the Clearing Firm's sole discretion.

C. Check Writing Authority. In connection with the services that are to be performed by the Clearing Firm under this Agreement, the Clearing Firm will not establish a checking account on the Introducing Firm's behalf or on behalf of the Introducing Firm's customers.

XV. Order Audit Trail System (OATS)

A. The Clearing Firm has taken all necessary steps to comply with the NASDR's requirements relating to the Order Audit Trail System ("OATS"). To the extent applicable, for all NASDAQ transactions executed by the Clearing Firm, the Clearing Firm agrees to perform OATS reporting for all data commencing at the time an order is received by the Clearing Firm.

B. The Clearing Firm will not (i) report any data covering time periods before an order is received by it, (ii) report data on transactions that were settled and/or cleared but not executed by the Clearing Firm or (iii) report data for transactions that were cleared through another clearing broker.

C. The Introducing Firm is required to file a "new order report" detailing the time the order was entered by the Introducing Firm and a "route report" indicating the time the order was sent to Clearing Firm in order to satisfy the Introducing Firm's OATS requirements. Unless the Introducing Firm is otherwise required to do so by applicable laws or regulations, this Agreement shall not impose a supplemental duty on the Introducing Firm to file such "new order reports" on trades executed by the Introducing Firm.

XVI. Miscellaneous

A. As of the effective date of this Agreement the Clearing Firm will not convert to its records as Introduced Accounts customer accounts of the Introducing Firm that are partially or totally unsecured, securities in the name of the Introducing Firm's customers, or legal transfer securities (securities in the name of estates, trust, joint ownership, foreign ownership and such).

B. The Clearing Firm shall have the power to place open orders as instructed by the Introducing Firm as of the effective date of this Agreement, and appropriate adjustments shall be made by the Clearing Firm to reflect that the Clearing Firm has acted as broker on the open orders with specialists on any National Securities Exchange or other securities exchange.

C. The Clearing Firm shall have the power to effect appropriate adjustments with respect to pending dividends and other distributions from the effective date of this Agreement through the last payable date of such pending dividends.

D. The Introducing Firm shall be responsible for providing annual dividend and distribution information as contained in IRS Form 1099 and any other information required to be reported by Federal, state, or local tax laws, rules or regulations, to its customers until the effective date of this Agreement, whereupon the Clearing Firm shall assume this function as to Introduced Accounts.

E. The Clearing Firm shall have the power to allocate and make appropriate adjustments for fails, reorganization accounts, other work in process accounts, and coverages relating to accounts of the customers of the Introducing Firm that have become Introduced Accounts pursuant to the terms of this Agreement.

F. The Introducing Firm shall assume all liabilities in connection with the bad debts of all Introduced Accounts. The Introducing Firm has the responsibility to collect from its customers unsecured and partially secured debits in the Introduced Accounts and to transmit such collections to the Clearing Firm within the appropriate time periods as established in procedural manuals of the Clearing Firm. If any debit balances remain outstanding for a time period longer than the established period, the Clearing Firm is authorized to apply, as payment of such debit balances, commission fees owed to the Introducing Firm in connection with transactions pursuant to this Agreement.

G. Transfers of securities relating to Introduced Accounts shall be frozen ten business days prior to the effective date of this Agreement.

H. The Clearing Firm and the Introducing Firm, respectively, shall limit its services pursuant to the terms of this Agreement to that of clearing and introducing functions and the related services expressly set forth herein and neither party shall hold itself out as an agent of the other party or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the other party. Should the Introducing Firm or the Clearing Firm in any way attempt to hold itself out as, advertise or in any way represent that it is the agent of the other party, the aggrieved party shall have the power, at its option, to terminate this Agreement and the other party shall be liable for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) sustained or incurred by the Clearing Firm or the Introducing Firm, as the case may be, as a result of such a representation of agency or apparent authority to act as an agent of the Clearing Firm or the Introducing Firm or agency by estoppel.

I. This Agreement supersedes any previous agreement and may be modified only by a writing signed by both parties to this Agreement. Such modification shall not be deemed as a cancellation of this Agreement.

J. This Agreement shall be submitted to and/or approved by any National Securities Exchange, or other regulatory and self-regulatory bodies vested with the authority to review and/or approve this Agreement or any amendment or modifications hereto. In the event of any such disapproval, the parties hereto agree to bargain in good faith to achieve the requisite approval.

K. The Clearing Firm will not be bound to make any investigation into the facts surrounding any transaction that it may have with the Introducing Firm on a principal or agency basis or that the Introducing Firm may have with its customers or other persons, nor will the Clearing Firm be under any responsibility for compliance by the Introducing Firm with any Laws or Regulations which may be applicable to the Introducing Firm.

L. To facilitate the keeping of records by the Clearing Firm, the Introducing Firm will turn over promptly to the Clearing Firm any and all payments and securities which the Introducing Firm receives from its customers. Concurrently with the delivery of such payments or securities to the Introducing Firm, it shall furnish the Clearing Firm with such information as may be relevant or necessary to enable the Clearing Firm to record promptly and properly such payments and securities in the respective Introduced Accounts.

M. This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of the Introducing Firm or the Clearing Firm. Any assignment of this Agreement shall be subject to the requisite review and/or approval of any regulatory or self-regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement by either party shall be valid unless the other party consents to such an assignment in writing. Any assignment by either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between the Introducing Firm and the Clearing Firm.

N. Notwithstanding the provisions of Article XVII that any dispute or controversy between the parties relating to or arising out of this Agreement shall be referred to and settled by arbitration, in connection with any breach by either party of paragraph H, the other party, and in the case of the (i) the Clearing Firm, it may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, by application to the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York seek any such temporary or provisional relief or remedy ("provisional remedy") provided for by the laws of the United States of America or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate; and, in the case of the (ii) the Introducing Firm, it may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, by application to the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York seek any such temporary or provisional relief or remedy ("provisional remedy") provided for by the laws of the United States of America or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a provisional remedy decided by the court to which it is made and that such application shall not be referred to or settled by arbitration. No such application to either said court for a provisional remedy, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with Paragraph L above.

O. Neither party shall, without having obtained the prior written approval of the other party, agree to place or place any advertisement in any newspaper, publication, periodical or any other media or communicate with any customer or the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the services embodied in this Agreement.

P. The Laws and Regulations require that the Clearing Firm must have proper documentation to support any account opened on its books, including Introduced Accounts. If, after reasonable requests therefor, the necessary documents so as to enable the Clearing Firm to comply with such account documentation requirements of the Laws and Regulations have not been received by the Clearing Firm, the Introducing Firm shall receive notification that no further orders will be accepted for the Introduced Accounts involved. Should it happen that inadvertent orders are placed for such accounts after this notice is received, no commission credit will be granted from such orders. On receipt of the necessary documents, this restriction will be lifted on future commissions, but any commissions withheld will not be credited or paid. This Agreement is not in any way intended to limit the responsibility of the Clearing Firm under the Laws and Regulations with respect to Introduced Accounts.

Q. The headings preceding the text, articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

R. This Agreement shall cover only the types of services set forth herein and is in no way intended nor shall it be construed to bestow upon the Introducing Firm any special treatment regarding any other arrangements, agreements or understandings which presently exist between the Introducing Firm and the Clearing Firm or which may hereafter exist. The Introducing Firm shall be under no obligation whatsoever to deal with the Clearing Firm or any of its subsidiaries or any companies controlled directly or indirectly by or affiliated with the Clearing Firm, in any capacity other than as set forth in this Agreement. Likewise, the Clearing Firm shall be under no obligation whatsoever to deal with the Introducing Firm or any of its affiliates in any capacity other than as set forth in this Agreement.

S. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

T. For the purposes of any and all notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, the Clearing Firm's address shall be 101 Hudson Street, 7th Floor, Jersey City, New Jersey 07302, with a copy to the General Counsel at the same address, and the Introducing Firm's address shall be as set forth on the signature page hereof, and either party may change its address for notice purposes by giving written notice pursuant to registered mail of the new address to the other party.

U. This Agreement shall become effective on or about the date specified on the signature page hereof as the effective date or such other date mutually agreed upon by the parties hereto.

V. The Clearing Firm shall not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions beyond the control of the Clearing Firm. In the event that any communications network or computer system used by the Clearing Firm, whether or not owned by the Clearing Firm, is rendered inoperable, the Clearing Firm shall not be liable to the Introducing Firm for any loss, liability, claim, damage or expense resulting, either directly or indirectly, unless where the inoperability of the communications network or computer system was as a result of the Clearing Firm's gross negligence, recklessness or willfulness, in which case the Clearing Firm is liable to the Introducing Firm for any loss, liability, claim, damage or expense resulting, either directly or indirectly.

W. The Clearing Firm shall have the right to investigate, or arrange for an appropriate party to investigate, the Introducing Firm's credit; provided, however, that the Introducing Firm may make a written request for disclosure of the nature of such investigation within a reasonable time. Nothing in this paragraph shall be construed to relieve the Introducing Firm of its obligation to oversee its financial integrity.

X. The Clearing Firm reserves the right, to the extent permissible by law, to freeze or block assets in any account or to terminate an account pursuant to the various OFAC sanctions programs or pursuant to its obligations under the Bank Secrecy Act, as amended by the USA PATRIOT Act.

Y. The Clearing Firm reserves the right, to the extent permissible by law, to request that the Introducing Firm provide the Clearing Firm at the time of filing, with copies of reports or other communications with regard to Introduced Accounts filed with the U.S. Treasury Department, the Internal Revenue Service, the U.S. Customs Service or any regulatory body or organization relating to currency transactions, the transfer of currency or monetary instruments into or outside the United States and suspicious activity.

Z. The Clearing Firm reserves the right to make and file any such reports where it deems it appropriate for its own protection; and the Introducing Firm recognizes that when the Clearing Firm does so, the Clearing Firm does not thereby assume any responsibility for such reporting and/or relieve the Introducing Firm of any responsibility for such reporting. Furthermore, to the extent that the Clearing Firm is required to prepare or file any reports or records by any entity that regulates it, the Introducing Firm shall cooperate in providing the Clearing Firm with any information needed in order to prepare such reports or records.

AA. The Clearing Firm reserves the right to demand from you (or after such demand, to increase) a security requirement in an amount that the Clearing Firm, in its sole discretion deems appropriate. You will be given not less than 5 business days' written notice of the demand for such security deposit (or increase thereof) and you shall be required to post such deposit (or increase thereof) not later the date stated in the notice.

    This Agreement shall be construed and enforced under and in accordance with the internal laws of the State of New York without regard to principles relating to conflict of laws.

    Mutual fund sales by the Introducing Firm shall be based on an agreement between the Introducing Firm and the relevant mutual fund, fund manager or fund management complex. Compliance with all applicable representations and warranties relative to purchases and sales of such funds shall be exclusively the responsibility of the Introducing Firm. The role of the Clearing Firm shall be limited to the clearing and settlement of such trades, distribution of proxy and corporate action materials where necessary as contemplated by this Agreement. Fees collected by the Clearing Firm for transfer agent and similar and related functions shall be the property of the Clearing Firm; all sales and supervisory practices shall be exclusively the responsibility of the Introducing Firm.

XVII. Arbitration

THE INTRODUCING FIRM AGREES THAT ALL CONTROVERSIES THAT MAY ARISE BETWEEN IT AND THE CLEARING FIRM, INCLUDING, BUT NOT LIMITED TO, THOSE INVOLVING ANY TRANSACTION IN ANY ACCOUNTS OF THE INTRODUCING FIRM'S CUSTOMERS, OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN THE INTRODUCING FIRM AND THE CLEARING FIRM, WHETHER ENTERED INTO OR OCCURRING PRIOR, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION.

THIS AGREEMENT TO ARBITRATE ALL CONTROVERSIES DOES NOT CONSTITUTE AN AGREEMENT TO ARBITRATE THE ARBITRABILITY OF ANY CONTROVERSY BETWEEN YOU AND THE CLEARING FIRM, UNLESS OTHERWISE CLEARLY AND UNMISTAKABLY REQUIRED BY THE ARBITRATION RULES OF THE FORUM ELECTED, AS SET FORTH BELOW.

    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

    THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

    PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

    THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

    THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., AN ARBITRATION FACILITY PROVIDED BY ANY OTHER EXCHANGE OF WHICH THE CLEARING FIRM IS A MEMBER, OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., BUT IF THE INTRODUCING FIRM FAILS TO MAKE AN ELECTION, BY REGISTERED LETTER OR TELEGRAM ADDRESSED TO THE CLEARING FIRM IN JERSEY CITY, NEW JERSEY, OR SUCH OTHER ADDRESS THAT WE MAY ADVISE YOU OF FROM TIME TO TIME, BEFORE THE EXPIRATION OF FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH AN ELECTION, THEN THE CLEARING FIRM MAY MAKE SUCH AN ELECTION. JUDGMENT UPON THE AWARD OF THE ARBITRATORS MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION. NOTHING CONTAINED HEREIN SHALL LIMIT THE ABILITY OF THE ARBITRATORS TO MAKE AN AWARD UNDER THE RULES OF THE ARBITRATION FORUM AND APPLICABLE LAW.

NO PERSON WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS, WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, OR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION UNTIL:
    THE CLASS CERTIFICATION IS DENIED;
    THE CLASS IS DECERTIFIED; OR
    THE PERSON IS EXCLUDED FROM THE CLASS BY THE COURT.

SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

NOTWITHSTANDING THE FOREGOING, ANY AGREEMENT OR AWARD MADE AS A RESULT OF AN ARBITRATION PROCEEDING SHALL NOT BE IN VIOLATION OF SECTION 408 OF THE TAX CODE AND THE RELATED REGULATIONS.

XVIII. Electronic Connectivity.

(a) In the event that the Introducing Firm or any of its Customers elects to send orders to buy or sell securities through electronic systems or networks, provided by a third party vendor (each, a "System"), the receipt of any such orders shall be subject to the provisions of this paragraph XVIII.

(b) Electronic delivery of orders to us will be subject to any trading limits that the Clearing Firm may reasonably establish, revise and communicate from time to time to the Introducing Firm. The Introducing Firm shall be responsible for compliance with applicable laws, rules and regulations of the relevant authorities, including short sale rules under the federal securities laws (e.g., SEC Rule 10a-1). Further, the Introducing Firm shall be responsible for providing the Clearing Firm with all terms and conditions relevant to the Introducing Firm and its Customers' orders, for designating any short sales as such and for locating its borrow of shares prior to placing any short sale orders with the Clearing Firm, as required by applicable law. All orders sent to the Clearing Firm electronically, and the execution of such orders, shall be subject to the applicable rules, customs and usages of the exchange or market, and its clearinghouse, on which orders are executed by or through the Clearing Firm or its affiliates.

(c) The Introducing Firm acknowledges and agrees that any System employed by it or its Customers is provided solely by a third party and neither Clearing Firm nor its affiliates makes any express or implied warranties or representations of any kind, including without limitation, any warranties of merchantability or fitness for a particular purpose or use concerning the System. In the event that the Clearing Firm permits the Introducing Firm to access certain markets through Systems made available to the Clearing Firm by such market (including but not limited to the NYSE DOT System or any other market based order entry or execution system), the Introducing Firm accepts all of the limitations placed on such System and all conditions of use established by its originator and agree that the Clearing Firm will have no responsibility whatsoever to the Introducing Firm or its Customers for any action taken or failed to be taken through use of such System. In addition, the Introducing Firm shall indemnify and hold the Clearing Firm harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, which the Clearing Firm may incur or sustain arising from the Introducing Firm's use of any such System. Neither Clearing Firm nor any of its affiliates guarantees the accuracy, performance or availability of the System and none of them shall be responsible to the Introducing Firm or any other person or entity for any losses, expenses or damages related to their use of the System or any failure of the System to perform.

(d) The Introducing Firm is solely responsible for the accuracy and the adequacy of the data and information input by it and its Customers and the resultant consequences thereof. Upon its electronic acknowledgement of receipt of an order from the Introducing Firm or its Customer, the Clearing Firm shall effect the applicable order during the normal hours that the exchange or market is open, in accordance with the Clearing Firm's obligations as a broker-dealer. The Clearing Firm will assume the obligations of processing, or causing any of its affiliates involved in the transaction to process, the transactions effected hereunder, provided the Introducing Firm, its Customer or the agent of either of them has taken all necessary steps for the Clearing Firm to process such transactions. Unless the Clearing Firm has acknowledged receipt of an order (by electronic means or otherwise) neither it nor any of its affiliates will be responsible for such orders, or be liable for any special, incidental, indirect or consequential damages of any kind resulting from its, or its affiliates' performance or failure to perform hereunder.

  The Introducing Firm agrees to notify each of its Customers utilizing a System of the terms of paragraph XVIII(d) before any such Customer may place an order using a System. Either the Introducing Firm or the Clearing Firm, at the discretion of either, may immediately terminate the electronic access contemplated hereunder. The Introducing Firm agrees to notify all of the Introducing Firm's Customers utilizing a System immediately in the event such a termination occurs.

(f) In compliance with the Applicable Regulations, if the Clearing Firm permits the Introducing Firm to access certain markets through Systems made available to the Clearing Firm by such market, the Introducing Firm agrees to will submit to the Clearing Firm a copy of the written control procedures associated with its use of any electronic order routing system. Such procedures, which must be provided to the Clearing Firm prior to the first use of any such electronic order entry routing system and shall be subject to approval of the Clearing Firm, at a minimum must provide the following features: (i) controls that limit use of the system to authorized persons/parties, (ii) checks for validation of order accuracy, (iii) established limits and/or order prohibitors, to prevent orders exceeding preset credit and order size parameters from being transmitted for execution, and (iv) controls that monitor for duplication/retransmission of orders previously transmitted. Alternatively, at the election of the Clearing Firm, the Introducing Firm will agree to abide by similar procedures established by the Clearing Firm. In addition, it is understood that any vendor electronic order entry system must comply with all NYSE audit trail requirements, including Front End System Capture as required by NYSE Rule 123(e).

XIX Termination of Agreement; Change in Circumstances; Transfer of Accounts.

A. This Agreement shall become effective upon commencement of the Clearing Firm carrying the Accounts and the clearing of transactions on a fully disclosed basis for the Accounts; this Agreement shall continue until termination as provided herein.

B. Termination by the Introducing Firm. Upon becoming effective, this Agreement shall remain in force for an initial term of two (2) years and shall renew automatically for successive one (1) year terms until terminated as provided herein. The Introducing Firm and the Clearing Firm may terminate this Agreement, without cause, by giving ninety (90) days' written notice to the other prior to the expiration of the initial term or any successive terms.

C. Termination by the Clearing Firm Upon 30 Days Notice. The Clearing Firm may terminate this Agreement upon 30 days prior written notice to the Introducing Firm in the event that: (i) the Introducing Firm fails to strictly comply with any provisions of this Agreement; (ii) any representation, warranty or covenant of the Introducing Firm in this Agreement is false or misleading; (iii) any director, executive officer, general securities principal or financial and operations principal of the Introducing Firm is enjoined, prohibited, disciplined or suspended as a result of administrative or judicial proceedings, or proceedings of a self-regulatory organization of which the Introducing Firm is a member, from engaging in securities business activities constituting all or portions of the Introducing Firm's securities business; or (iv) the Introducing Firm is enjoined, suspended, prohibited or otherwise becomes unable to engage in the securities business or any part of it by operation of law or as a result of any administrative or judicial proceeding or action by the SEC, any state securities law administrator or any regulatory or self regulatory organization having jurisdiction over the Introducing Firm. The Introducing Firm undertakes to advise the Clearing Firm promptly and in writing of the occurrence of any of the events set forth in this paragraph XIX(C).

D. Immediate Termination. The Clearing Firm may terminate this Agreement forthwith upon notice to the Introducing Firm in the event that:

1. The Introducing Firm undergoes a change in control, such phrase having the same meaning as in NASD Rule 1017(a)(4);

2. The Introducing Firm's net capital is less than the greater of $250,000 or 5% of aggregate debit items computed in accordance with SEC Rule 15c3-3 if the Introducing Firm has elected to operate under paragraph (f) of Rule 15c3-1; or

3. The Introducing Firm is adjudicated bankrupt or insolvent or a trustee or similar creditors' representative is appointed by court order, or any property of the Introducing Firm is sequestered by court order and such order `remains in effect for more than thirty (30) calendar days, or a petition is filed by or against the Introducing Firm either voluntarily or involuntarily under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) calendar days of such filing, or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator for itself or for any property held by it; or

4. The occurrence of any condition or event, in the reasonable judgment of the Clearing Firm, will have a material adverse effect on the Introducing Firm or the Introducing Firm's ability to conduct its business, or the Clearing Firm deems itself insecure with respect to the Introducing Firm's ability to perform its obligations under this Agreement.

5. The Clearing Firm may take appropriate steps, including but not limited to the immediate termination of this Agreement and/or the liquidation of any Introduced Account under circumstances related to money laundering or similar concerns or any portion thereof, upon the failure of the Introducing Firm to close the account of a prohibited shell bank; upon notification that the Introducing Firm has failed to terminate a correspondent relationship with a foreign bank where the foreign bank has failed to comply with a summons or subpoena, has failed to initiate proceedings in a United States court contesting same or has failed to provide a foreign bank certification.

The Introducing Firm must provide liquidation instructions to the Clearing Firm within 48 hours of receiving the Clearing Firm' notice of termination. If such instructions are not received by the Clearing Firm within the aforementioned 48 hour period, the Clearing Firm reserves the right to liquidate the account as it deems appropriate and the Introducing Firm waives its right to object to the liquidation.

E. Automatic Termination. The Introducing Firm will notify the Clearing Firm immediately and in all events this Agreement shall terminate automatically and without any action by the Clearing Firm in the event that the Introducing Firm:

1. is no longer registered as a broker-dealer with the SEC and a member in good standing of the NASD; or

2. ceases to conduct a securities business.

F. Payments on Early Termination. In the event this agreement shall terminate earlier than the then current term plus any automatic renewal period, by action of the Introducing Firm or by virtue of the Clearing Firm's termination of the agreement pursuant to the provisions of paragraphs C, D or E above, the Introducing Firm shall be liable to the Clearing Firm for any and all payments due to the Clearing Firm based on the fees set forth in Schedule A.

XX. Remedies Cumulative

The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

XXI. Securities Lien

The Introducing Firm hereby grants to the Clearing Firm a lien on all securities, options and collateral held from time to time in any of the Introducing Firm's proprietary accounts, with such lien being applicable to the Introducing Firm's obligations to the Clearing Firm relating to all transactions effected through, and positions maintained in, any such accounts and all other obligations from the Introducing Firm to the Clearing Firm arising under this Agreement. The Clearing Firm is authorized, in its discretion, for any reason whatsoever it deems necessary for the Clearing Firm's protection, to sell any or all of the securities or other property that may be in its possession or which the Clearing Firm may be carrying for the account of the Introducing Firm, or to purchase any securities or other property that may be short in an account of the Introducing Firm, or cancel any outstanding orders, to close out any account on behalf of the Introducing Firm. Such sale, purchase or cancellation may be made at the Clearing Firm's discretion, on the exchange or other market where such business is then usually transacted or at public auction or at private sale without advertising the same and without notice to the Introducing Firm. The Clearing Firm may purchase the whole or any part thereof free from any right of redemption and the Introducing Firm shall remain liable for any deficiency, it being understood that any prior tender, demand or call of any kind from the Clearing Firm or prior notice from the Clearing Firm, of the time and place of such sale or purchase shall not be considered a waiver of the Clearing Firm's right to sell or buy any securities and/or other property held by the Clearing Firm or owed to the Clearing Firm by the Introducing Firm, at any time.

BY SIGNING THIS AGREEMENT, THE UNDERSIGNED ACKNOWLEDGES (1) THAT, IN ACCORDANCE WITH THE ABOVE ARTICLE XVII AT PAGE 24, THE UNDERSIGNED AGREES IN ADVANCE TO ARBITRATE ANY CONTROVERSIES THAT MAY ARISE WITH YOU, AND (2) RECEIPT OF A COPY OF THIS AGREEMENT.

INTL TRADING, INC.

By:_/s/ Scott J. Branch__________________

Name: Scott J. Branch

Title: President

Address: 708 3rd Avenue
New York, NY 10017

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:_/s/ Timothy J. Hamrick______________

Name: Timothy J. Hamrick

Title: Managing Director

Exhibit 1

Introducing Firm CIP Procedures:

Clearing Firm and Introducing Firm recognize that each is required by Section 326 of the PATRIOT Act and 31 C.F.R. S.103.122 (the "CIP Rule") to perform certain requirements with respect to each "customer" for which Clearing Firm establishes a new "account," as such terms are defined by the CIP Rule, and that, subject to certain exceptions set forth in the CIP Rule, such requirements apply to each new Introduced Account established pursuant to the Clearing Agreement. For each Customer, as defined in the Clearing Agreement, for which Clearing Firm establishes an Introduced Account, Introducing Firm agrees to perform the following requirements, as set forth in the CIP Rule: obtain identifying information from each Customer prior to account opening; verify the identity of each Customer to the extent reasonable and practicable within a reasonable time before or after account opening; make and maintain a record of all information obtained relating to identity verification; determine whether the Customer appears on any list of known or suspected terrorists or terrorist organizations designated by the U.S. Department of the Treasury ("Section 326 Lists") within a reasonable period of time after account opening, or earlier if required; and provide each Customer with adequate notice that information is being requested to verify the Customer's identity prior to account opening (collectively, the "CIP Requirements"). Introducing Firm recognizes that Clearing Firm is relying on Introducing Firm's performance of such CIP Requirements.

Introducing Firm will notify Clearing Firm if it cannot verify the identity of a Customer within a reasonable time, preferably within five business days, but no later than 30 calendar days, after opening an Introduced Account for the Customer, or if it determines that the Customer appears on any Section 326 Terrorist List. Clearing Firm and Introducing Firm recognize that each is required by the CIP Rule to refuse to open or, as applicable, to close, any account when attempts to verify the Customer's identity fail, and to follow all federal government directives issued in connection with any such Section 326 Terrorist Lists.

Introducing Firm hereby certifies to Clearing Firm, and shall certify to Clearing Firm annually as of the date hereof, and as otherwise requested by Clearing Firm, in a manner specified by Clearing Firm, that:

a. Introducing Firm has implemented its anti-money laundering program pursuant to Section 352 of the PATRIOT Act, 31 C.F.R. S. 103.120 and, as applicable, NYSE Rule 445 and NASD Rule 3011; and

b Introducing Firm has implemented its customer identification program and Introducing Firm or its agent will perform the above-specified CIP Requirements pursuant to 31 C.F.R. S. 103.122 with respect to each customer for which Clearing Firm establishes an Introduced Account.